Exhibit 10.30
SECOND AMENDMENT TO
CHANGE OF CONTROL AGREEMENT
          THIS SECOND AMENDMENT to the Change of Control Agreement dated April 19, 2006 (the “Agreement”) is made effective April 19, 2009, by and between SurModics, Inc. (the “Company”) and Philip D. Ankeny (“Executive”).
          WHEREAS, Company and Executive previously amended the Agreement by a first amendment effective December 23, 2008, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and with the intent to exclude amounts payable as severance from deferred compensation under Code Section 409A(a)(1);
          WHEREAS, Company and Executive desire to further amend the Agreement to extend the term of the Agreement, and to modify certain other provisions of the Agreement, as described in this Second Amendment.
          NOW, THEREFORE, Company and Executive, intending to be legally bound, agree as follows:
1.	Section 1 of the Agreement is hereby amended and restated as follows:
     1. Term of Agreement. Except as otherwise provided herein, this Agreement shall commence on the date executed by the parties and shall continue in effect until April 19, 2012; provided, however, that if a Change of Control of the Company shall occur during the term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond the date of such Change of Control. If, anytime during the term of this Agreement, or prior to a Change of Control, Executive’s employment with the Company terminates for any reason or no reason, or if Executive no longer serves as an executive officer of the Company, this Agreement shall immediately terminate, and Executive shall not be entitled to any of the compensation and benefits described in this Agreement. Any rights and obligations accruing before the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.
2.	Section 3(b)(3) of the Agreement is hereby amended and restated as follows:
(3)	A requirement imposed by the Company on Executive that results in Executive being based at a location that is outside of a fifty (50) radius mile of Executive’s prior job location;
3.	Section 4(b) of the Agreement is hereby amended and restated as follows:
(b)	The Company shall continue to provide Executive with coverage under its life, health, or dental benefit plans at a level comparable to the benefits which Executive was receiving or entitled to receive immediately prior to the

Second Amendment to Change of Control Agreement
April 19, 2009

Termination or, if greater, at a level comparable to the benefits which Executive was receiving immediately prior to the event which constituted Good Reason. Such coverage shall continue for eighteen (18) months following such Change of Control Termination or, if earlier, until Executive is eligible to be covered for such benefits through his employment with another employer. The Company may, in its sole discretion, provide such coverage through the purchase of individual insurance contracts for Executive;
4.      Except as expressly amended and restated herein, the Agreement, as previously and hereby amended, remains in full force and effect. All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Agreement.
          IN WITNESS WHEREOF, Company and Executive have executed this Amendment to Change of Control Agreement effective as of the date set forth in the first paragraph.

SurModics, Inc.
By	/s/ Jan Marie Webster
Jan Marie Webster

Its: Vice President, Human Resources

/s/ Philip D. Ankeny
Philip D. Ankeny